                      NEWS
____________________________________________________________________________________________________________________________________________

Cooper Tire & Rubber Company Reports First
Quarter 2019 Results

FINDLAY, Ohio, April 29, 2019 – Cooper Tire & Rubber Company (NYSE: CTB) today reported first quarter 2019 net income of $7 million, or diluted earnings per share of $0.14, compared with $8 million, or $0.16 per share, last year.

First Quarter Highlights

•	Net sales increased 2.9 percent to $619 million.

•	Consolidated unit volume decreased 0.7 percent compared to the first quarter of 2018.

•
Operating profit was $26 million, or 4.3 percent of net sales, despite $10 million in costs related to tariffs enacted in the quarter on truck and bus radial (TBR) tires imported into the United States from China and $5 million of restructuring charges in Europe.

“Operating profit in the first quarter was higher than we expected due to stronger than anticipated performance in North America and Asia," said Cooper President & Chief Executive Officer Brad Hughes. "Our Americas segment delivered an operating profit of $39 million, up $8 million from year ago, despite the $10 million impact of new TBR tariffs in the period this year. For the third consecutive quarter, we achieved unit volume growth in the U.S. In Asia, our business performed better than expected in what continues to be a challenging economic environment. In fact, third-party sales were up year over year in the region, but this was more than offset by lower intercompany shipments from China to North America.

“Moving forward, we will continue to make progress on our strategic priorities during 2019, and believe underlying macro-conditions will support growth in tire demand, particularly in the U.S. As a result, we continue to expect modest global unit volume growth for Cooper in 2019 and full year operating profit margin to improve compared with 2018. We are confident that our strategic plan remains the right path to achieve our goals and help drive shareholder value.”

Consolidated Results

Cooper Tire	Q1 2019 ($M)	Q1 2018 ($M)	Change
Net Sales	$619	$601	2.9%
Operating Profit	$26	$26	(0.1%)
Operating Margin	4.3%	4.4%	(0.1	) ppts.
First quarter net sales were $619 million, an increase of 2.9 percent, compared with $601 million in the first quarter of 2018. Net sales included $24 million of favorable price and mix, which was partially offset by $4 million of lower unit volume and $2 million of unfavorable foreign currency impact.
Operating profit was $26 million, unchanged compared with the first quarter of 2018. The quarter included $14 million favorable price and mix, which was partially offset by $3 million of unfavorable raw material costs, $3 million of higher other costs and unfavorable volume of $2 million. Operating profit benefited from manufacturing improvements, including better utilization, of $5 million and reduced product liability costs of $4 million. Negatively affecting the quarter were $10 million of tariffs enacted in the first quarter of 2019 on TBR tires imported into the U.S. from China and $5 million of restructuring costs related to Cooper Tire Europe's decision to cease light vehicle tire production at its Melksham, England facility.

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Cooper Q1 2019—2
Cooper's first quarter raw material index increased 2.4 percent compared to the first quarter of 2018. The raw material index decreased sequentially from 165.1 in the fourth quarter of 2018 to 160.4 in the first quarter of 2019.

The effective tax rate for the first quarter was 46.9 percent compared to 27.8 percent for the same period the prior year. The tax rate for the first quarter of 2019 includes the impact of final regulations related to U.S. income tax reform, while the first quarter 2018 rate included discrete items related to the accrual of additional uncertain tax positions pertaining to previous years. The effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.
At the end of the first quarter, Cooper had $212 million in cash and cash equivalents compared with $213 million at the end of the first quarter of 2018. Capital expenditures in the first quarter were $60 million, which was equal to the same period a year ago.
The company generated a return on invested capital, excluding the impact of the goodwill impairment charge in the fourth quarter of 2018, of 9.8 percent for the trailing four quarters.

Americas Tire Operations

Americas Tire Operations	Q1 2019 ($M)	Q1 2018 ($M)	Change
Net Sales	$515	$485	6.1%
Operating Profit	$39	$31	24.2%
Operating Margin	7.5%	6.4%	1.1 ppts.

First quarter net sales in the Americas segment increased 6.1 percent as a result of $31 million of favorable price and mix, which was partially offset by $1 million of unfavorable foreign currency impact. For the quarter, segment unit volume was flat compared to the first quarter of 2018 with a unit volume increase in North America that was offset by a decline in Latin America.

Cooper’s first quarter total light vehicle tire shipments in the U.S. increased 1.1 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were up 2.2 percent. Total industry shipments (including an estimate for non-USTMA members) increased 5.6 percent for the period.

First quarter operating profit was $39 million, or 7.5 percent of net sales, compared with $31 million, or 6.4 percent of net sales, in 2018. Operating profit included $15 million of favorable price and mix, which was offset by $4 million of unfavorable raw material costs. The quarter also included $6 million of manufacturing improvements, including better utilization, and $4 million of lower product liability costs. These were partially offset by $10 million of additional tariffs enacted on TBR tires imported into the U.S. from China, $2 million of unfavorable SG&A costs, and other costs that increased by $1 million compared to the same period a year ago.

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Cooper Q1 2019—3
International Tire Operations

International Tire Operations	Q1 2019 ($M)	Q1 2018 ($M)	Change
Net Sales	$144	$161	(10.8%)
Operating (Loss)/Profit	$(1)	$7	(118.0%)
Operating Margin	(0.9%)	4.6%	(5.5	) ppts.

First quarter net sales in the International segment decreased 10.8 percent as a result of $14 million of lower unit volume, $2 million of unfavorable foreign currency impact and $1 million of unfavorable price and mix. Segment unit volume decreased 9.1 percent, primarily due to lower intercompany sales.
The segment's first quarter operating loss was $1 million compared with operating profit of $7 million in the first quarter of 2018. The decrease included charges of $5 million related to the Melksham, England restructuring. Additionally, the segment experienced $2 million of lower unit volume, $2 million of unfavorable price and mix, and $1 million of higher manufacturing costs, which were partially offset by $2 million of lower raw material costs.

Outlook

"We are pleased that our first quarter results have helped position us well for the remainder of the year," said Hughes. "We expect to continue to improve results, building on our strategic initiatives as we continue to make tangible progress on the milestones communicated at our May 2018 Investor Day. Importantly, we remain focused on building our team's capabilities to advance our strategic initiatives and win in the marketplace."

For 2019, management continues to expect:

•	Modest unit volume growth compared to 2018.

•	Improving operating profit margin throughout the year, with the full year exceeding 2018.

•
Capital expenditures to range between $190 and $210 million. This does not include capital contributions related to Cooper’s pro rata share of the previously announced joint venture with Sailun Vietnam or other potential manufacturing footprint investments.

For 2019, management now expects:

•	Charges related to the Melksham, England restructuring to be in a range of $8 to $11 million, including $5 million already incurred in the first quarter.

•	Effective tax rate in a range between 23 and 26 percent.

The 2019 expectations include tariffs already in place, but do not include rate changes or additional tariffs that continue to be considered, but have not yet been imposed.

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Cooper Q1 2019—4
First Quarter 2019 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the first quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb190429.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.
Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such forward-looking statements are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires or materials or manufacturing equipment which the company uses, including changes related to tariffs on automotive imports, as well as on tires, raw materials and tire manufacturing equipment imported into the U.S. from China;

•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;

•	the inability to obtain and maintain price increases to offset higher production, tariffs or material costs;

•	the impact of the recently enacted tax reform legislation;

•	increased competitive activity including actions by larger competitors or lower-cost producers;

•	the failure to achieve expected sales levels;

•
changes in the company’s customer or supplier relationships or distribution channels, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior, including changes in sales channels;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, including the possible outcome of the recently announced decision to cease light vehicle tire production in the U.K., or from adverse industry, market or other developments;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

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Cooper Q1 2019—5

•	risks relating to investments and acquisitions, including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

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the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•
a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets, including access for refinancing the company's unsecured notes due in December 2019;

•	changes in interest or foreign exchange rates or the benchmarks used for establishing the rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;

•	the risks associated with doing business outside of the U.S.;

•	technology advancements;

•	the inability to recover the costs to refresh existing products or develop and test new products or processes;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•	failure to attract or retain key personnel;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;

•	changes in the company’s relationship with its joint venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of TBR products;

•	the ability to find and develop alternative sources for products supplied by PCT;

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;

•	the inability to adequately protect the company’s intellectual property rights; and

•	the inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

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Cooper Q1 2019—6
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, operating profit, net income, earnings per share or other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, exclusive of certain items affecting comparability of results from period to period and utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.
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About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

Cooper Tire & Rubber Company
Consolidated Statements of Operations
(Unaudited)

(Dollar amounts in thousands except per share amounts)
	Three Months Ended March 31,
	2019	2018
Net sales	$619,163	$601,496
Cost of products sold	530,904	517,011
Gross profit	88,259	84,485
Selling, general and administrative expense	56,855	58,031
Restructuring expense	4,973	—
Operating profit	26,431	26,454
Interest expense	(8,314)	(7,691)
Interest income	3,380	2,315
Other pension and postretirement benefit expense	(9,362)	(6,986)
Other non-operating income (expense)	1,380	(1,658)
Income before income taxes	13,515	12,434
Provision for income taxes	6,337	3,451
Net income	7,178	8,983
Net income attributable to noncontrolling shareholders' interests	199	698
Net income attributable to Cooper Tire & Rubber Company	$6,979	$8,285

Earnings per share:
Basic	$0.14	$0.16
Diluted	$0.14	$0.16

Weighted average shares outstanding (000s):
Basic	50,100	50,838
Diluted	50,378	51,179

Segment information:
Net Sales
Americas Tire	$514,936	$485,392
International Tire	143,785	161,244
Eliminations	(39,558)	(45,140)

Operating profit (loss):
Americas Tire	$38,789	$31,236
International Tire	(1,339)	7,434
Unallocated corporate charges	(10,453)	(11,966)
Eliminations	(566)	(250)

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar amounts in thousands)
	March 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$212,331	$213,091
Notes receivable	12,514	66,073
Accounts receivable	540,813	499,130
Inventories	563,736	611,524
Other current assets	54,829	63,921
Total current assets	1,384,223	1,453,739

Property, plant and equipment, net	1,010,715	978,494
Operating lease right-of-use assets, net	97,646	—
Goodwill	18,851	56,056
Intangibles, net	117,433	126,143
Deferred income tax assets	26,923	57,057
Other assets	21,377	7,493
Total assets	$2,677,168	$2,678,982

Liabilities and Equity
Current liabilities:
Notes payable	$20,074	$41,043
Accounts payable	268,780	268,556
Accrued liabilities	248,029	244,371
Income taxes payable	4,993	5,098
Current portion of long-term debt and finance leases	173,974	1,446
Total current liabilities	715,850	560,514

Long-term debt and finance leases	121,305	295,221
Noncurrent operating leases	72,730	—
Postretirement benefits other than pensions	235,974	256,188
Pension benefits	144,908	218,280
Other long-term liabilities	138,183	144,753
Total parent stockholders' equity	1,186,640	1,140,723
Noncontrolling shareholders' interests in consolidated subsidiaries	61,578	63,303
Total liabilities and equity	$2,677,168	$2,678,982

Cooper Tire & Rubber Company
Consolidated Statements of Cash Flows
(Unaudited)

(Dollar amounts in thousands)
	Three Months Ended March 31,
	2019	2018
Operating activities:
Net income	$7,178	$8,983
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	37,298	36,424
Stock-based compensation	869	1,280
Change in LIFO inventory reserve	(168)	(9,900)
Amortization of unrecognized postretirement benefits	9,131	9,210
Changes in operating assets and liabilities:
Accounts and notes receivable	2,278	(14,955)
Inventories	(81,354)	(81,156)
Other current assets	(2,170)	(5,532)
Accounts payable	2,740	13,063
Accrued liabilities	(63,228)	(34,778)
Other items	(8,986)	58
Net cash used in operating activities	(96,412)	(77,303)
Investing activities:
Additions to property, plant and equipment and capitalized software	(59,867)	(59,722)
Proceeds from the sale of assets	38	133
Net cash used in investing activities	(59,829)	(59,589)
Financing activities:
Net payments on short-term debt	6,608	(5,356)
Repayments of long-term debt and finance lease obligations	(797)	(809)
Payment of financing fees	—	(1,230)
Repurchase of common stock	—	(15,565)
Payments of employee taxes withheld from share-based awards	(1,158)	(1,891)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(5,262)	(5,334)
Excess tax benefits on stock-based compensation	—	270
Net cash used in financing activities	(609)	(29,915)
Effects of exchange rate changes on cash	(1,058)	1,399
Net change in cash, cash equivalents and restricted cash	(157,908)	(165,408)
Cash, cash equivalents and restricted cash at beginning of year	378,246	392,306
Cash, cash equivalents and restricted cash at end of year	$220,338	$226,898

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended March 31, 2019
Calculation of ROIC			Calculation of Net Interest Tax Effect
Adjusted (Non-GAAP) operating profit		$199,048	Provision for income taxes (c)			$36,381
Adjusted (Non-GAAP) effective tax rate	24.4%		Adjusted (Non-GAAP) income before income taxes (d)			$148,967
Income tax expense on operating profit	48,612		Adjusted (Non-GAAP) effective income tax rate (c)/(d)			24.4%
Adjusted operating profit after taxes (a)		150,436
Total invested capital (b)		$1,541,940
ROIC, including noncontrolling equity (a)/(b)		9.8%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Notes payable	Total invested capital
March 31, 2019	$1,248,218	$121,305	$173,974	$20,074	$1,563,571
December 31, 2018	1,232,443	121,284	174,760	15,288	1,543,775
September 30, 2018	1,228,509	294,841	1,376	14,831	1,539,557
June 30, 2018	1,177,268	295,017	1,398	47,378	1,521,061
March 31, 2018	1,204,026	295,221	1,446	41,043	1,541,736
Five quarter average	$1,218,093	$225,534	$70,591	$27,723	$1,541,940

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating profit as reported	Goodwill impairment charge*	Adjusted operating profit	Provision for income taxes as reported	Income before income taxes as reported	Goodwill impairment charge*	Adjusted income before income taxes
March 31, 2019	$26,431	$—	$26,431	$6,337	$13,515	$—	$13,515
December 31, 2018	24,826	33,827	58,653	11,550	11,989	33,827	45,816
September 30, 2018	81,201	—	81,201	16,227	71,660	—	71,660
June 30, 2018	32,763	—	32,763	2,267	17,976	—	17,976
Trailing four quarters	$165,221	$33,827	$199,048	$36,381	$115,140	$33,827	$148,967
*The Company recorded a non-cash goodwill impairment charge of $33,827 in the fourth quarter of 2018 related to the Company's Chinese joint venture.